EXHIBIT 10.1

SUBSIDIARY SERVICE AGREEMENT
This SUBSIDIARY SERVICE AGREEMENT (“Agreement”), by and between HRG GROUP, INC., a Delaware corporation (formerly, Harbinger Group Inc., “HRG”), and DAVID MAURA (“Executive”) (collectively, the “Parties”) is made as of January 20, 2016. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the HRG Agreement (defined below).
WHEREAS, HRG and Executive have entered into an amended and restated employment agreement, dated as of February 11, 2014 (the “HRG Agreement”);
WHEREAS, Spectrum Brands Holdings, Inc., a Delaware corporation and subsidiary of HRG, and its subsidiaries (collectively, “SPB”), desire to retain Executive to serve as SPB’s Executive Chairman and Executive is willing to provide such service (the “Service Arrangement”) and in connection therewith Executive and Spectrum Brands Holdings, Inc. have entered into an employment agreement, dated January 20, 2016 (the “SPB Agreement”); and

WHEREAS, on the terms and conditions set forth in this Agreement, the Parties have outlined their arrangements and understanding with respect to the Service Arrangement, including the manner in which certain compensation received, and to be received, by Executive under the HRG Agreement will be reduced by certain compensation received, and to be received, by Executive under the SPB Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:
1.	Duration. This Agreement shall be effective during the SPB Period.
2.	Payment Timing. No portion of the HRG Bonus shall be paid or granted (as applicable) with respect to a given fiscal year until the corresponding SPB Bonus for such fiscal year has been paid and SPB Equity Award has been granted for such fiscal year; provided that, for each fiscal year the HRG Bonus shall not be unreasonably delayed .
3.	Base Salary Offset. During the SPB Period, Executive shall not be paid his HRG Base Salary from HRG while he is being paid his SPB Base Salary.
4.	Benefits. Commencing three months following the date hereof and during the remainder of the SPB Period, Executive shall not participate in benefits and perquisite plans, programs and arrangements of HRG other than the FlexNet program to the extent HRG continues to maintain such program.
5.	SPB Initial Equity Grant. Prior to any reductions required under Sections 6 or 7 of this Agreement, the HRG Bonus for fiscal year 2016 shall be reduced, but not below zero, by the amount of the SPB Initial Equity Award in the following order of priority: (i) Vested HRG Equity Award; (ii) Unvested HRG Equity Award; (iii) Vested HRG Cash Bonus (iv) Unvested HRG Cash Bonus; (v) vested HRG Options; (vi) unvested HRG Options; and (vii) Unvested HRG Equity Awards for years prior to 2016 in reverse chronological order; provided, that for purposes of valuing HRG Equity Awards pursuant to this clause (vii), the value of such HRG Equity Awards shall be based on the same VWAP calculation methodology the Company has used to issue the Executive a bonus at HRG in fiscal 2015; (viii) the per share value of unvested HRG Options for years prior to 2016 in reverse chronological order; provided, that for purposes of this clause (viii) and of the following clause (ix) the per share value of HRG Options shall be the excess, if any, of the exercise per share price over the fair market value per HRG share (as determined in accordance with the terms of the HRG plan under which the HRG Option was granted) on the date the reduction is determined; and (ix) vested amount from prior HRG Equity as directed by the Executive.

6.	Annual Cash Bonus. During the SPB Period, for a given fiscal year, prior to any reductions required under Section 7 of this Agreement the HRG Bonus shall be reduced, but not below zero, by the amount of the SPB Bonus in the following order of priority: (i) Vested HRG Cash Bonus; (ii) Unvested HRG Cash Bonus; (iii) Vested HRG Equity Award; (iv) Unvested HRG Equity Award; (v) vested HRG Options and (vi) unvested HRG Options.
7.	Annual Equity Awards. During the SPB Period, for a given fiscal year, the amount of the HRG Bonus will be reduced, but not below zero, by amount of the SPB Equity Award in the following order of priority: (i) Unvested HRG Equity Award; (ii) Vested HRG Equity Award; (iii) Unvested HRG Cash Bonus; (iv) Vested HRG Cash Bonus; (v) unvested HRG Options and (vi) vested HRG Options.
8.	Severance. To the extent Executive’s employment with HRG and SPB terminates in related events or otherwise within a six month timeframe, then the amount of the HRG Severance will be reduced by the amount of the SPB Severance. If Executive’s employment is terminated by SPB for Cause pursuant to the SPB Agreement, HRG may terminate Executive’s employment within 30 days following such termination without advance notice to the Executive and HRG shall have no obligation to pay any amounts pursuant to Section 5(c) of the HRG Agreement and such termination shall be treated as a termination for Cause under the HRG Agreement.
9.	Intent. It is the intent of the Parties to this Agreement, that notwithstanding any section references with respect to the HRG Agreement or SPB Agreement contained herein, that the provisions of this Agreement shall apply broadly to any compensation, and any types thereof, subject to offset hereunder whether provided by SPB or HRG under existing or future contracts or on a non-contractual basis during the SPB Period such that any amounts of bonus or equity compensation paid by SPB to Executive for a given fiscal year during the SPB Period will be subject to offset by reduction of any bonus or equity compensation payable by HRG in respect of such fiscal year consistent with foregoing principles of this Agreement. For the avoidance of doubt, other than as specifically permitted pursuant to Section 5 hereof, SPB compensation in respect of one fiscal year cannot be offset from HRG compensation prior fiscal years. Unless otherwise expressly provided in the Agreement, all measurements with respect to HRG Equity Awards and SPB Equity Awards shall be based on Fair Market Value. Annex A attached hereto sets forth certain examples of the offset arrangement embodied in this Agreement for purposes of illustration only.

10.	Definitions. The following definitions shall apply for purposes of this Agreement:
“Fair Market Value” shall mean the following: (i) with respect to stock options – the grant date fair value of the options based on the same methodology used to report such value in the company’s proxy statement; (ii) with respect to share awards that vest based on attainment of performance metrics – the fair market value as of the grant date of the number shares under such award that would vest based on the attainment of metrics at the target level; and (iii) with respect to share awards that vest based on continuing employment on the vesting dates, the fair market value as of the grant date of the total number shares under such award.
“HRG Base Salary” shall mean the base salary payable to Executive pursuant to Section 4(a) of the HRG Agreement.
“HRG Bonus” shall mean the annual bonus payable to Executive pursuant to Section 4(b) of the HRG Agreement that is comprised of the Vested HRG Cash Bonus, the Unvested HRG Cash Bonus and the HRG Equity Award.
“HRG Equity Award” shall mean, for a given fiscal year, the portion of the HRG Bonus paid in the form of equity, which shall exclude the HRG Options.
“HRG Options” shall mean, for a given fiscal year, the portion of the HRG Bonus paid in the form of stock options.
“HRG Severance” shall mean the severance provided to Executive pursuant to Section 5(c)(i) of the HRG Agreement.
“SPB Base Salary” shall mean the base salary payable to Executive pursuant to Section 3(a) of the SPB Agreement.
“SPB Bonus” shall mean the annual bonus payable to Executive pursuant to Section 3(b) of the SPB Agreement.
“SPB Equity Award” shall mean, for a given fiscal year, the annual equity awards granted to Executive pursuant to Sections 3(d), (e) and (f)  of the SPB Agreement, which shall, for the avoidance of doubt, include, without limitation, the EIP Award (as such term is defined in the SPB Agreement) granted in Fiscal 2016 and future years.
“SPB Initial Equity Award” shall mean the fully vested $6 million equity award granted to Executive pursuant to Section 3(j) of the SPB Agreement.
“SPB Period” shall mean period commencing on the first day of the fiscal year of HRG in which the SPB Agreement commences and ending on the last day of the first fiscal year of HRG in which Executive’s employment under either the HRG Agreement or the SPB

Agreement is terminated and thereafter until all amounts subject to the reduction/offset under this Agreement have been satisfied.
“SPB Severance” shall mean the severance provided to Executive pursuant to Section 5(b)(i) of the SPB Agreement.
“Vested HRG Cash Bonus” shall mean, for a given fiscal year, the amount of the HRG Bonus payable in vested cash that is not subject to vesting pursuant to the terms of the applicable HRG Bonus arrangement.
“Vested HRG Equity Award” shall mean, for a given fiscal year, the portion of the HRG Equity Award (excluding stock options) that is vested at grant.
“Unvested HRG Cash Bonus” shall mean, for a given fiscal year, the amount of the HRG Bonus payable in cash that is subject to vesting pursuant to applicable HRG Bonus arrangement.
“Unvested HRG Equity Award” shall mean, for a given fiscal year, the portion of the HRG Equity Award (excluding stock options) that is subject to vesting.
11.	Arbitration. The arbitration provisions of Section 18 of the HRG Agreement are hereby incorporated into this Agreement by reference and shall apply mutatis mutandis to any dispute relating to the terms of this Agreement; provided, however, that in the event of any dispute under this Agreement, the Parties agree to first attempt to negotiate a resolution to such dispute in good faith before seeking resolution through arbitration.
12.	Relationship to HRG Agreement. The terms of the offset arrangement as set forth in this Agreement will supersede the terms of the HRG Agreement to the extent necessary to give effect to the arrangements contemplated by this agreement.
13.	Further Assurances. The Parties hereby agree, at the request of any other party, to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.
14.	Other Terms. Sections 16, 17, 19, 20, 25, 26, 27 and 28 of the HRG Agreement are hereby incorporated into this Agreement by reference and shall apply mutatis mutandis to this Agreement.
15.	Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

HRG GROUP , INC.

By:	/s/ George C. Nicholson
Name:	George C. Nicholson
Title:	Senior Vice President, Chief Accounting Officer & Acting Chief Financial Officer

DAVID MAURA

By:	/s/ David Maura
Name:	David Maura

Signature Page to Subsidiary Service Agreement